                                                                   Exhibit 10.10

================================================================================



                               SUN COMPANY, INC.
                        SPECIAL EXECUTIVE SEVERANCE PLAN
                        --------------------------------



================================================================================

                                   ARTICLE I.
                                  DEFINITIONS

     Section 1.1 "Annual Compensation" shall mean a Participant's annual base salary and applicable guideline (target) annual bonus amount in effect on his or her Employment Termination Date, or, if greater, the annual base salary and applicable guideline (target) annual bonus amount on the date of the Change in Control.

     Section 1.2 "Auditor" shall have the meaning provided herein at Section 4.7(b).

     Section 1.3 "Benefit" or "Benefits" shall mean any or all of the benefits that a Participant is entitled to receive pursuant to Article IV of the Plan.

     Section 1.4 "Benefit Extension Period" shall mean:

          (a) for the Company's Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, three years;

          (b) for an Executive Resource Employee in Grade 17 or above, two years; and

          (c) for each other Executive Resource Employee, one year and six months.

     Section 1.5 "Board of Directors" shall mean the Board of Directors of Sun Company, Inc. or any successor thereto.

     Section 1.6 "Change in Control" shall mean the occurrence of any of the following events or transactions:

          (a) Continuing Directors cease, within one year of a Control Transaction, to constitute a majority of the Board of Directors of Sun Company, Inc. (or of the Board of Directors of any successor to Sun Company, Inc. or to all or substantially all of its assets), or

          (b) any entity, person or Group acquires shares of Sun Company, Inc. in a transaction or series of transactions that results in such entity, person or Group directly or indirectly owning beneficially more than twenty percent (20%) of the outstanding voting shares of Sun Company, Inc.

     Section 1.7 "Chief Executive Officer" shall mean the individual serving as the Chief Executive Officer of Sun Company, Inc. as of the date of reference.

     Section 1.8 "Code" shall mean the Internal Revenue Code of 1986, as amended.

     Section 1.9 "Committee" shall mean the administrative committee designated pursuant to Article VI of the Plan to administer the Plan in accordance with its terms.

     Section 1.10 "Company" shall mean Sun Company, Inc., a Pennsylvania corporation. The term "Company" shall include any successor to Sun Company, Inc., any subsidiary or affiliate which has adopted the Plan, or a corporation succeeding to the business of Sun Company, Inc., or any subsidiary or affiliate by merger, consolidation, liquidation or purchase of assets or stock or similar transaction.

     Section 1.11 "Company Service" shall mean, for purposes of determining Benefits available to any Participant in this Plan, the total aggregate recorded length of such Participant's service with: Sun Company, Inc.; any subsidiary or affiliate of Sun Company, Inc. (whether by merger, consolidation or liquidation or purchase of assets or stock or similar transaction) which has adopted the Plan; and/or any corporation succeeding to the business of Sun Company, Inc.

     Company Service shall commence with the Participant's initial date of employment with the Company, and shall end with such Participant's death, retirement, or termination for any reason. Company Service also shall include:

          (a) all periods of approved leave of absence (civil, family, medical, military, or Olympic); provided, however, that the Participant returns to work within the prescribed time following the leave;

          (b) any break in service of thirty (30) days or less; and

          (c) any service credited under applicable Company policies with respect to the length of a Participant's employment by any non-affiliated entity that is subsequently acquired by, and becomes a part of, the Company's operations.

     Section 1.12 "Continuing Director" shall mean a director who was a member of the Board of Directors immediately prior to a Control Transaction which results in a Change in Control.

     Section 1.13 "Control Transaction" shall mean any of the following transactions or any combination thereof:

          (a) any tender offer for or acquisition of capital stock of Sun Company, Inc.;

          (b) any merger, consolidation, or sale of all or substantially all of the assets of Sun Company, Inc.; or

          (c) the submission of a nominee or nominees for the position of director of Sun Company, Inc. by a shareholder or a Group of shareholders in a proxy solicitation or otherwise.

     Section 1.14 "Disability" shall mean any illness, injury or incapacity of such duration and type as to render a Participant eligible to receive long-term disability benefits under the applicable broad-based long-term disability program of the Company.

     Section 1.15 "Employment Termination Date" shall mean the date on which the employment relationship between the Participant and the Company is terminated.

     Section 1.16 "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

     Section 1.17 "Excise Tax" shall have the meaning provided herein at Section 4.7(a).

     Section 1.18 "Executive Resource Employee" shall mean any individual employed by the Company who has been designated by the Company as a member of the Company's executive resources group. Generally, such group shall include employees in Grades 14-20 and all other employees subject to Section 16 of the Securities Exchange Act of 1934, as amended.

     Section 1.19 "Gross-Up Payment" shall have the meaning provided herein at
Section 4.7(a).

     Section 1.20 "Group" shall mean persons who act in concert as described in Sections 13(d)(3) and/or 14(d)(2) of the Securities Exchange Act of 1934, as amended.

     Section 1.21 "Just Cause" shall mean:

          (a) a judicial determination that the Participant has committed fraud, misappropriation, or embezzlement against the Company; or

          (b) a non-appealable conviction of, or entry of a plea of nolo contendere for, an act by the Participant constituting a felony which, as determined by the Company in good faith, constitutes a crime involving moral turpitude and has resulted in material harm to the Company, its subsidiaries and affiliates taken as a whole.

     No termination of employment shall be deemed an effective termination for Just Cause unless accompanied by a copy of a resolution duly adopted by the affirmative vote of not less a majority of the Continuing Directors at a meeting of the Board of Directors which was called and held for the purpose of considering such termination, or if there are no Continuing Directors, then by at least three quarters (3/4) of the entire Board of Directors (after reasonable notice to the Participant and an opportunity for the Participant, together with the Participant's counsel, to be heard before the Board of Directors) finding that, in the good faith opinion of the Board of Directors, the Participant was guilty of conduct set forth in the preceding sentence, and specifying the particulars thereof in detail. In any deliberations or votes by the Board of Directors concerning a determination under this Section, the Participant shall recuse himself from such deliberations and votes.

     Section 1.22 "Participant" shall mean any Executive Resource Employee who is employed by the Company on or before the occurrence of any Change in Control. In addition, for purposes of Sections 4.6 and 4.7 of this Plan, each former Executive Resource Employee shall be a Participant.

     Section 1.23 "Payment Date" shall have the meaning provided herein at
Section 4.7(a).

     Section 1.24 "Plan" shall mean the Sun Company, Inc. Special Executive Severance Plan, as set forth herein, and as the same may from time to time be amended.

     Section 1.25 "Potential Change in Control" shall mean the occurrence of any of the following events or transactions:

          (a) any person (other than Sun Company, Inc., or any affiliate or subsidiary thereof) makes a tender offer for capital stock of Sun Company, Inc.;

          (b) any person becomes the beneficial owner, directly or indirectly, of capital stock of Sun Company, Inc. in an amount which requires the filing of Schedule 13D or its equivalent form pursuant to the Rules and Regulations under the Securities Exchange Act of 1934 as from time to time amended;

          (c) the submission of a nominee or nominees for the position of director of Sun Company, Inc. by a shareholder or Group of shareholders in a proxy solicitation or otherwise which, in its judgment, the Board of Directors determines by adoption of a resolution within thirty (30) days of such submission, might result in a Change in Control of Sun Company, Inc.;

          (d) any person files a pre-merger notification for the acquisition of capital stock of Sun Company, Inc. pursuant to the Hart-Scott-Rodino Act; or

          (e) the Board of Directors in its judgment determines by adoption of a resolution that a Potential Change in Control of Sun Company, Inc. for purposes of this Plan has occurred.

     Section 1.26 "Qualifying Termination" of the employment of a Participant shall mean any of the following:

          (a) a termination of employment by the Company within two (2) years after a Change in Control, other than for Just Cause, death or Disability; provided, however, that any Participant who also is eligible to receive benefits under the Sun Company, Inc. Executive Involuntary Severance Plan shall not receive benefits thereunder, but shall instead receive the Benefits provided under this Plan;

          (b) a termination of employment by the Participant within two (2) years after a Change in Control for one or more of the following reasons:

               (1) the assignment to such Participant of any duties inconsistent in a way adverse to such Participant, with such Participant's positions, duties, responsibilities and status with the Company immediately prior to the Change in Control, or a reduction in the duties and responsibilities held by the Participant immediately prior to the Change in Control; a change in the Participant's reporting responsibilities, title or offices as in effect immediately prior to the Change in Control that is adverse to the Participant; or any removal of the Participant from or any failure to re-elect the Participant to any position with the Company that such Participant held immediately prior to the Change in Control except in connection with such Participant's:

                    (i) assignment to a new position at a higher combined annual base salary and guideline (target) bonus; or

                    (ii) termination of employment by the Company for Just
               Cause; or

               (2) with respect to any Participant who is a member of the Board of Directors immediately prior to the Change in Control, any failure of the shareholders of the Company to elect or reelect, or of the Company to appoint or reappoint, the Participant as a member of the Board of Directors;

               (3) a reduction by the Company in either of the Participant's annual base salary or guideline (target) bonus as in effect immediately prior to the Change in Control; the failure by the Company to continue in effect, or the taking of any action by the Company that would adversely affect such Participant's participation in or significantly reduce such Participant's benefits under, any employee benefit plan or compensation plan in which such Participant was participating immediately prior to the Change in Control, provided, however, that in the aggregate such actions by the Company significantly reduce the Participant's total compensation (i.e., the sum of Participant's annual base salary, guideline (target) bonus, and the aggregate value to the Participant of all employee benefit and compensation plans); or the failure by the Company, without the Participant's consent, to pay to the Participant any portion of the Participant's current compensation, or to pay to the Participant any portion of an installment of deferred compensation under any deferred compensation program of the Company; or

               (4) The Company requires the Participant to be based anywhere other than the Participant's present work location or a location within thirty-five (35) miles from the present location; or the Company requires the Participant to travel on Company business to an extent substantially more burdensome than such Participant's travel obligations during the period of twelve (12) consecutive months immediately preceding the Change in Control;

          provided, however, that in the case of any such termination of employment by the Participant under this subparagraph (b), such termination shall not be deemed to be a Qualifying Termination unless the termination occurs within 120 days after the occurrence of the event or events constituting the reason for the termination; or

          (c) a termination of employment by the Company other than a termination for Just Cause, or a termination of employment by the Participant for one of the reasons set forth in (b) above, following a Potential Change in Control, if the Participant can demonstrate that such termination or circumstance in (b) above leading to termination:

               (1) was at the request of a third party with which the Company had entered into negotiations or an agreement with regard to a Change in Control; or

               (2) otherwise occurred in connection with, or in anticipation of, a Change in Control;

          provided, however, that in either such case, such Change in Control actually occurs within one (1) year following the Employment Termination Date.

     Section 1.27 "Tax Counsel" shall have the meaning provided herein at
Section 4.7(b).

     Section 1.28 "Total Payments" shall have the meaning provided herein at
Section 4.7(a).

                                  ARTICLE II.
                      BACKGROUND, PURPOSE AND TERM OF PLAN

     Section 2.1 Background. Sun Company, Inc. maintains this Plan for the purpose of providing severance allowances to Executive Resource Employees whose employment is terminated in connection with or following a Change in Control. The Plan shall be effective as of September 4, 1997.

     Section 2.2 Purpose of the Plan. The Plan, as set forth herein, has been adopted by the Board of Directors of the Company, or a committee thereof, delegated such responsibility, acting in its sole discretion, in recognition that the possibility of a major transaction or a change in control of the Company exists and that such possibility, and the uncertainty and questions which it may raise among management, may result in the departure or distraction of key management personnel to the detriment of the Company. The Board of Directors has determined that appropriate steps should be taken to reinforce and encourage the continued attention and dedication of Participants, as key members of Company's management, to their assigned duties without distraction. The Plan is not intended to be included in the definitions of "employee pension benefit plan" and "pension plan" set forth under Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Rather, this Plan is intended to meet the descriptive requirements of a plan constituting a "severance pay plan" within the meaning of regulations published by the Secretary of Labor at Title 29, Code of Federal Regulations, Section 2510.3-2(b). Accordingly, the benefits paid by the Plan are not deferred compensation.

     Section 2.3 Term of the Plan. The Plan will continue until such time as the Board of Directors, or a committee thereof, delegated such responsibility, acting in its sole discretion, elects to modify, supersede or terminate it; provided, however, that effective upon a Change in Control, no such action may terminate or reduce the benefits or prospective benefits of any Participant on the date of reference without the express written consent of the Participant.


                                  ARTICLE III.
                   PARTICIPATION AND ELIGIBILITY FOR BENEFITS

     Section 3.1 General Requirements. Each Executive Resource Employee shall become a Participant upon confirmation of his/her official title or employment grade by election by the Board of Directors or appointment by the Company. Except with respect to the benefits and payments under Sections 4.7 and 4.8, in order to receive a Benefit under this Plan, a Participant's employment must have been terminated as a result of a Qualifying Termination.

     Section 3.2 Qualifying Termination. The Committee shall determine whether any termination of a Participant is a Qualifying Termination. The Participant shall follow the procedures described in Article IX for presenting his or her claim for Benefits under this Plan.


                                  ARTICLE IV.
                                   BENEFITS

          Section 4.1 Amount of Immediate Cash Benefit; Qualifying Termination. In the event of a termination of employment that would qualify the Participant for Benefits that is a Qualifying Termination, the cash amount to be paid to a Participant eligible to receive Benefits under Section 3.1 hereof shall be paid in a lump sum as provided in Section 5.1 hereof and shall equal the sum of the following:

          (a) An amount equal to the Participant's earned vacation (as determined under the Company's applicable vacation policy as in effect at the time of the Change in Control) through his or her Employment Termination Date;

          (b) (1) for the Chief Executive Officer, Chief Operating Officer, and Chief Financial Officer, Annual Compensation multiplied by three (3);

               (2) for an Executive Resources Employee in Grade 17 or above, Annual Compensation multiplied by two (2);

               (3) for each other Executive Resources Employee, Annual Compensation multiplied by one and one-half (1-1/2).

     Section 4.2 Executive Severance Benefits. In the event that Benefits are paid under Section 4.1, the Participant shall continue to be entitled, through the end of his/her Benefit Extension Period, to those employee benefits, based upon the amount of coverage or benefits provided at the Change in Control, listed below:

          (a)  death benefits as follows:

               (1) for Participants who became Executive Resource Employees on or after January 1, 1985, an amount equal to one (1) times annual base salary at the Employment Termination Date; and

               (2) for Participants who became Executive Resource Employees before January 1, 1985, an amount equal to two (2) times the sum of annual base salary and guideline bonus at the Employment Termination Date;

          Any supplemental coverages elected under the Sun Company, Inc. Death Benefits Plan (or any similar plan of any of the following: a subsidiary or affiliate which has adopted this Plan; a corporation succeeding to the business of Sun Company, Inc.; and/or any subsidiary or affiliate, by merger, consolidation, liquidation, purchase of assets or stock, or similar transaction) will be discontinued under the terms of such plan or plans; and

          (b) medical plan benefits (excluding dental coverage), including COBRA continuation coverage following the Benefit Extension Period (i.e., COBRA continuation eligibility will begin as of the end of the Benefit Extension Period).

     In each case, when contributions are required of all Executive Resource Employees at the time of the Participant's Employment Termination Date, or thereafter, if required of all other active Executive Resource Employees, the Participant shall continue to be responsible for making the required contributions during the Benefit Extension Period in order to be eligible for the coverage. In lieu of the coverages provided under clauses (a) and (b) above, the Company may pay, at the time payment is otherwise to be made of cash Benefits pursuant to Section 5.1 hereof, the Participant an amount (as adjusted for taxes) equal to the then present value of the Company's cost of such coverages, or the Company may provide the Participant with comparable coverage under a policy of insurance. The Participant also shall be entitled to outplacement services during the Benefit Extension Period, at no cost to the Participant, from an experienced third-party vendor selected by the Committee and consistent with vendors used in connection with the Sun Company, Inc. Involuntary Termination Plan at the Change in Control.

     Section 4.3 Special Medical Benefit. In the event that Benefits are paid to the Participant under Section 4.1, Participants who are fifty (50) or more years of age on the Employment Termination date, with a minimum of ten (10) years of Company Service shall have medical (but not dental) benefits available under the same terms and conditions as other employees not yet eligible for Medicare coverage who retire under the terms of a Company retirement plan. Such benefits may continue until such time as the Participant becomes first eligible for Medicare, or the Participant voluntarily cancels coverage, whichever is earliest.

     Section 4.4 Retirement Plans. This Plan shall not govern and shall in no way affect the Participant's interest in, or entitlement to benefits under, any of the Company's "qualified" or supplemental retirement plans and any payments received under any such plans shall not affect a Participant's right to any Benefit hereunder.

     Section 4.5 Minimum Benefit. Notwithstanding the provisions of Sections 4.1, 4.2 and 4.3 hereof, the Benefits available under this Plan shall not be less than those determined in accordance with the provisions of the Sun Company, Inc. Special Employee Severance Plan. If the Participant determines that the benefits under the Sun Company, Inc. Special Employee Severance Plan are more valuable to the Participant than the comparable Benefits set forth in this Plan, then the provisions used to calculate the Benefits available to the Participant under this Plan shall not apply, and the Benefits available to the Participant under this Plan shall be calculated using only the applicable provisions of the Sun Company, Inc. Special Employee Severance Plan.

     Section 4.6 Effect on Other Benefits. There shall not be drawn from the continued provision by the Company of any of the aforementioned Benefits any implication of continued employment or of continued right to accrual of retirement benefits under the Company's qualified or supplemental retirement plans, nor shall a terminated employee, except as otherwise provided under the terms of the Plan, accrue vacation days, paid holidays, paid sick days or other similar benefits normally associated with employment for any part of the Benefit Extension Period during which benefits are payable under this Plan. A Participant shall have no duty to mitigate with respect to Benefits under this Plan by seeking or accepting alternative employment. Further, the amount of any payment or benefit provided for in this Plan shall not be reduced by any compensation earned by the Participant as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Participant to the Company, or otherwise.

     Section 4.7 Parachute Payments.

          (a) Whether or not the Participant becomes entitled to Benefits under
     Section 4.1, if any payment or benefit received or to be received by the Participant in connection with a Change in Control or the termination of the Participant's employment (all such payments and benefits, including the Benefits under Sections 4.1, 4.2 and 4.3, being hereinafter the "Total Payments"), whether pursuant to the terms of:

               (1) this Plan; or

               (2) any other plan, arrangement or agreement with:

                    (i) the Company;

                    (ii) any person whose actions result in a Change in Control;
               or

                    (iii) any person affiliated with the Company or with any
               person whose actions result in a Change in Control;

     will be subject (in whole or part) to the excise tax under section 4999 of the Code (the "Excise Tax"), then the Company shall pay to the Participant an additional amount (the "Gross-Up Payment") such that the net amount retained by the Participant, after deduction of any Excise Tax on the Total Payments and any federal, state and local income and employment tax and Excise Tax upon the Gross-Up-Payment, shall be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Participant shall be deemed to pay federal income and employment taxes at the highest marginal rate of federal income and employment taxation in the calendar year in which the Gross-Up Payment is to be made (the "Payment Date") and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Participant's residence on the Payment Date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          (b) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax:

               (1) all of the Total Payments shall be treated as "parachute payments" within the meaning of section 280G(b)(2) of the Code, unless in the opinion of tax counsel (the "Tax Counsel") reasonably acceptable to the Participant and selected by the accounting firm (the "Auditor") which was, immediately prior to the Change in Control, the Company's independent auditor, such other payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code;

               (2) all "excess parachute payments" within the meaning of section 280G(b)(1) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or part) represent reasonable compensation for services actually rendered, within the meaning of section 280G(b)(4)(B) of the Code, in excess of the "base amount" within the meaning set forth in section 280G(b)(3) of the Code allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax; and

               (3) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of section 280G(d)(3) and (4) of the Code.

          Prior to the payment date set forth in Section 4.7(d) hereof, the Company shall provide the Participant with its calculation of the amounts referred to in this Section 4.7(b) and such supporting materials as are reasonably necessary for the Participant to evaluate the Company's calculations. If the Participant disputes the Company's calculations (in whole or in part), the reasonable opinion of Tax Counsel with respect to the matter in dispute shall prevail.

          (c) In the event that:

               (1) amounts are paid to the Participant pursuant to Section 4.7(a) above; and

               (2) the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of termination of the Participant's employment,

     the Participant shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction plus interest on the amount of such repayment at the rate provided in section 1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder at the Payment Date (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment to the Participant in respect of such excess (plus any interest, penalties or additions payable by the Participant with respect to such excess and such portion) at the time that the amount of such excess is finally determined.

          (d) The payments provided for in subsections (a) and, if applicable,
     (c) of this Section 4.7 shall be made not later than the ninetieth (90th) day following the Change in Control if payments are due at that time, or the Employment Termination Date, if payments are then due; provided, however, that if the amounts of such payments, or, if applicable, the Excise Tax, cannot be finally determined on or before such day, the Company shall pay to the Participant on such day an estimate, as determined in good faith by the Participant, of the minimum amount of such payments to which the Participant is clearly entitled and shall pay the remainder of such payments (together with interest at the rate provided in section 1274(b)(2)(B) of the Code) as soon as the amount thereof can be determined but in no event later than the thirtieth (30th) day after the date payment is due. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to the Participant, payable on the fifth
     (5th) business day after demand by the Company (together with interest at the rate provided in section 1274(b)(2)(B) of the Code). At the time that payments are made under this Section, the Company shall provide the Participant with a written statement setting forth the manner in which such payments were calculated and the basis for such calculations including, without limitation, any opinions or other advice the Company has received from outside counsel, auditors or consultants (and any such opinions or advice which are in writing shall be attached to the statement).

          (e) All of the fees and expenses of the Tax Counsel and Auditor in performing the determinations referred to in subsections (b) and (c) above shall be borne solely by the Company. The Company agrees to indemnify and hold harmless the Tax Counsel and Auditor of and from any and all claims, damages and expenses resulting from or relating to its determinations pursuant to subsections (b) and (c) above, except for claims, damages or expenses resulting from the gross negligence or willful misconduct of the Tax Counsel or Auditor.

     Section 4.8 Legal Fees and Expenses. The Company also shall pay to the Participant all legal fees and expenses incurred by the Participant:

          (a) in disputing in good faith any issue relating to the termination of the Participant's employment following a Change in Control as a result of a Qualifying Termination entitling the Participant to Benefits under this Plan (including a termination of employment following a Potential Change in Control if the Participant alleges in good faith that such termination will be or is a Qualifying Termination pursuant to Section 1.18 hereof, and the Change in Control actually occurs within one (1) year following the Employment Termination Date); or

          (b) in seeking in good faith to obtain or enforce any benefit or right provided by this Plan (or the payment of any Benefits through any trust established to fund Benefits under this Plan) or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Code to any payment or benefit provided hereunder.

     Such payments shall be made as such fees and expenses are incurred by the Participant, but in no event later than five (5) business days after delivery of the Participant's written requests for payment accompanied with such evidence of fees and expenses incurred as the Company reasonably may require. The Participant shall reimburse the Company for such fees and expenses at such time as a court of competent jurisdiction, or another independent third party having similar authority, determines that the Participant's claim was frivolously brought without reasonable expectation of success on the merits thereof.


                                   ARTICLE V.
                    METHOD AND DURATION OF BENEFIT PAYMENTS

          Section 5.1 Method of Payment. The cash Benefits to which a Participant is entitled, as determined pursuant to Article IV hereof, shall be paid in a lump sum. Payment shall be made by mailing to the last address provided by the Participant to the Company. In general, payment shall be made within fifteen (15) days after the Participant's Employment Termination Date but in no event later than thirty (30) days thereafter. In the event the Company should fail to pay when due the amounts described in Article IV, the Participant shall also be entitled to receive from the Company an amount representing interest on any unpaid or untimely paid amounts from the due date, as determined under Section 4.7(d), to the date of payment at a rate equal to the prime rate of Citibank, N.A. as in effect from time to time after such due date.

     Section 5.2 Payments to Beneficiary(ies). Each Executive Resource Employee shall designate a beneficiary(ies) to receive any Benefits due hereunder in the event of the Participant's death prior to the receipt of all such Benefits. Such beneficiary designation shall be made in the manner, and at the time, prescribed by the Company in its sole discretion. In the absence of an effective beneficiary designation hereunder, the Participant's estate shall be deemed to be his or her designated beneficiary.

                                  ARTICLE VI.
                                ADMINISTRATION

     Section 6.1 Appointment of the Committee. The Committee shall consist of three (3) or more persons appointed by the Chief Executive Officer. Committee members may be, but need not be, employees of Sun Company, Inc.

     Section 6.2 Tenure of the Committee. Committee members shall serve at the pleasure of the Chief Executive Officer. Committee members may resign at any time on ten (10) days' written notice, and Committee members may be discharged, with or without cause, at any time by the Chief Executive Officer.

     Section 6.3 Authority and Duties. It shall be the duty of the Committee, on the basis of information supplied to it by the Company, to determine the eligibility of each Participant for Benefits under the Plan, to determine the amount of Benefit to which each such Participant may be entitled, and to determine the manner and time of payment of the Benefit consistent with the provisions hereof. In addition, the exercise of discretion by the Committee need not be uniformly applied to similarly situated Participants. The Company shall make such payments as are certified to it by the Committee to be due to Participants. The Committee shall have the full power and authority to construe, interpret and administer the Plan, to correct deficiencies therein, and to supply omissions. Except as provided in Section 9.2, all decisions, actions and interpretations of the Committee shall be final, binding and conclusive upon the parties.

     Section 6.4 Action by the Committee. A majority of the members of the Committee shall constitute a quorum for the transaction of business at a meeting of the Committee. Any action of the Committee may be taken upon the affirmative vote of a majority of the members of the Committee at a meeting, or at the direction of the chairperson, without a meeting by mail, telegraph, telephone or electronic communication device; provided that all of the members of the Committee are informed of their right to vote on the matter before the Committee and of the outcome of the vote thereon.

     Section 6.5 Officers of the Committee. The Chief Executive Officer shall designate one of the members of the Committee to serve as chairperson thereof. The Chief Executive Officer shall also designate a person to serve as Secretary of the Committee, which person may be, but need not be, a member of the Committee.

     Section 6.6 Compensation of the Committee. Members of the Committee shall receive no compensation for their services as such. However, all reasonable expenses of the Committee shall be paid or reimbursed by the Company upon proper documentation. The Company shall indemnify members of the Committee against personal liability for actions taken in good faith in the discharge of their respective duties as members of the Committee and shall provide coverage to them under the Company's Liability Insurance program(s).

     Section 6.7 Records, Reporting and Disclosure. The Committee shall keep all individual and group records relating to Participants and former Participants and all other records necessary for the proper operation of the Plan. Such records shall be made available to the Company and to each Participant for examination during business hours except that a Participant shall examine only such records as pertain exclusively to the examining Participant and to the Plan. The Committee shall prepare and shall file as required by law or regulation all reports, forms, documents and other items required by ERISA, the Internal Revenue Code, and every other relevant statute, each as amended, and all regulations thereunder (except that the Company, as payor of the Benefits, shall prepare and distribute to the proper recipients all forms relating to withholding of income or wage taxes, Social Security taxes, and other amounts which may be similarly reportable).

     Section 6.8 Actions of the Chief Executive Officer. Whenever a determination is required of the Chief Executive Officer under the Plan, such determination shall be made solely at the discretion of the Chief Executive Officer. In addition, the exercise of discretion by the Chief Executive Officer need not be uniformly applied to similarly situated Participants and shall be final and binding on each Participant or beneficiary(ies) to whom the determination is directed.

     Section 6.9 Benefits of the Chief Executive Officer. The Board of Directors (or any committee thereof delegated such responsibility) shall make all determinations with respect to the amounts, timing and eligibility for any Benefits provided hereunder to the Chief Executive Officer. In addition, if the Chief Executive Officer is serving on the Committee, the Chief Executive Officer shall not participate on any matter that directly pertains to, or affects, the Chief Executive Officer. Whenever a determination is required of the Chief Executive Officer as to any matter that directly pertains to, or affects, the Chief Executive Officer under the Plan, such determination with respect to the Chief Executive Officer shall be made and approved by a majority of the Continuing Directors, or, if there are no Continuing Directors, then by at least three quarters (3/4) of the entire Board of Directors.

     Section 6.10 Bonding. The Committee shall arrange any bonding that may be required by law, but no amount in excess of the amount required by law (if any) shall be required by the Plan.

                                  ARTICLE VII.
                           AMENDMENT AND TERMINATION

     Section 7.1 Amendment, Suspension and Termination. The Company, acting through the Board of Directors, retains the right, at any time and from time to time, to amend, suspend or terminate the Plan in whole or in part, for any reason, and without either the consent of or the prior notification to any Participant. Notwithstanding the foregoing, effective upon a Change in Control, no such action may terminate or reduce the benefits or prospective benefits of any Participant on the date of reference without the express written consent of the Participant. No such amendment, suspension or termination shall give the Company the right to recover any amount paid to a Participant prior to the date of such amendment or to cause the cessation and discontinuance of payments of Benefits to any person or persons under the Plan already receiving Benefits.
The Board of Directors shall have the right to delegate its authority and powers hereunder, or any portion thereof, to any committee of the Board of Directors, and shall have the right to rescind any such delegation in whole or in part.

                                 ARTICLE VIII.
                             DUTIES OF THE COMPANY

     Section 8.1 Records. The Company shall supply to the Committee all records and information necessary to the performance of the Committee's duties.

     Section 8.2 Payment. The Company shall make payments from its general assets to Participants and shall provide the Benefits described in Article IV hereof in accordance with the terms of the Plan, as directed by the Committee.


                                  ARTICLE IX.
                               CLAIMS PROCEDURES

     Section 9.1 Application for Benefits. Benefits shall be paid by the Company following an event that qualifies the Participant for Benefits. In the event a Participant believes himself/herself eligible for Benefits under this Plan and Benefit payments have not been initiated by the Company, the Participant may apply for such Benefits by requesting payment of Benefits in writing from the Committee.

     Section 9.2 Appeals of Denied Claims for Benefits. In the event that any claim for benefits is denied in whole or in part, the Participant (or beneficiary, if applicable) whose claim has been so denied shall be notified of such denial in writing by the Committee, within thirty (30) days following submission by the Participant (or beneficiary, if applicable) of such claim to the Committee. The notice advising of the denial shall specify the reason or reasons for denial, make specific reference to pertinent Plan provisions, describe any additional material or information necessary for the claimant to perfect the claim (explaining why such material or information is needed), and shall advise the Participant of the procedure for the appeal of such denial. All appeals shall be made by the following procedure:

          (a) The Participant whose claim has been denied shall file with the Committee a notice of desire to appeal the denial. Such notice shall be filed within sixty (60) days of notification by the Committee of the claim denial, shall be made in writing, and shall set forth all of the facts upon which the appeal is based. Appeals not timely filed shall be barred.

          (b) The Committee shall, within thirty (30) days of receipt of the Participant's notice of appeal, establish a hearing date on which the Participant may make an oral presentation to the Committee in support of his/her appeal. The Participant shall be given not less than ten (10) days' notice of the date set for the hearing.

          (c) The Committee shall consider the merits of the claimant's written and oral presentations, the merits of any facts or evidence in support of the denial of benefits, and such other facts and circumstances as the Committee shall deem relevant. If the claimant elects not to make an oral presentation, such election shall not be deemed adverse to his/her interest, and the Committee shall proceed as set forth below as though an oral presentation of the contents of the claimant's written presentation had been made.

          (d) The Committee shall render a determination upon the appealed claim, within sixty (60) days of the hearing date, which determination shall be accompanied by a written statement as to the reasons therefor.

                                   ARTICLE X.
                                 MISCELLANEOUS

     Section 10.1 Nonalienation of Benefits. None of the payments, benefits or rights of any Participant shall be subject to any claim of any creditor, and, in particular, to the fullest extent permitted by law, all such payments, benefits and rights shall be free from attachment, garnishment, trustee's process, or any other legal or equitable process available to any creditor of such Participant. No Participant shall have the right to alienate, anticipate, commute, pledge, encumber or assign any of the benefits or payments which he/she may expect to receive, contingently or otherwise, under this Plan.

     Section 10.2 No Contract of Employment. Neither the establishment of the Plan, nor any modification thereof, nor the creation of any fund, trust or account, nor the payment of any benefits shall be construed as giving any Participant, or any person whosoever, the right to be retained in the service of the Company, and all Participants shall remain subject to discharge to the same extent as if the Plan had never been adopted.

     Section 10.3 Severability of Provisions. If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

     Section 10.4 Successors, Heirs, Assigns, and Personal Representatives.
This Plan shall be binding upon the heirs, executors, administrators, successors and assigns of the parties, including each Participant, present and future.

     Section 10.5 Headings and Captions. The headings and captions herein are provided for reference and convenience only, shall not be considered part of the Plan, and shall not be employed in the construction of the Plan.

     Section 10.6 Gender and Number. Except where otherwise clearly indicated by context, the masculine and the neuter shall include the feminine and the neuter, the singular shall include the plural, and vice-versa.

     Section 10.7 Unfunded Plan. The Plan shall not be funded. A Participant's right to receive payment of Benefits hereunder shall be no greater than the right of any unsecured creditor of the Company. The Company may, but shall not be required to, set aside or earmark an amount necessary to provide the Benefits specified herein (including the establishment of trusts). In any event, no Participant shall have any right to, or interest in, any assets of the Company which may be applied by the Company to the payment of Benefits except as may be provided pursuant to the terms of any trust established by the Company to provide Benefits.

     Section 10.8 Payments to Incompetent Persons, Etc. Any Benefit payable to or for the benefit of a minor, an incompetent person or other person incapable of receipting therefor shall be deemed paid when paid to such person's guardian or to the party providing or reasonably appearing to provide for the care of such person, and such payment shall fully discharge the Company, the Committee and all other parties with respect thereto.

     Section 10.9 Lost Payees. A Benefit shall be deemed forfeited if the Committee is unable to locate a Participant to whom a Benefit is due. Such Benefit shall be reinstated if application is made by the Participant for the forfeited Benefit while this Plan is in operation.

     Section 10.10 Controlling Law. This Plan shall be construed and enforced according to the laws of the Commonwealth of Pennsylvania to the extent not preempted by federal law.

     Section 10.11 Successor Employer. The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all the business or assets of the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Plan, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place. In such event, the term "Company" shall mean the Company and any successor or assignee to the business or assets which by reason hereof becomes bound by the terms and provisions of this Plan.